Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:

Graco Announces Changes to Executive Leadership Team

MINNEAPOLIS (April 5, 2023) – Graco Inc. (NYSE: GGG), a leading manufacturer of fluid handling equipment, today announced that, effective May 1, 2023, Kathryn L. Schoenrock will be the company’s new Executive Vice President and Chief Technology Officer, and Christopher D. Knutson has been named the company’s Executive Vice President, Corporate Controller.

During her more than ten years with the company, Ms. Schoenrock has held multiple positions. Most recently, she has served as the company’s Executive Vice President, Corporate Controller and Information Systems, prior to which she was Executive Vice President, Corporate Controller, Director of Corporate Finance and Director of Financial Reporting. Before joining Graco, she worked at Deloitte & Touche LLP for ten years and Arthur Andersen LLP for two years. Ms. Schoenrock holds a Master of Professional Accountancy and a Bachelor of Science in Accounting from the University of South Dakota.

Mr. Knutson originally joined Graco in 2008. Since that time, he has most recently held the position of Director of Corporate Treasury and Investor Relations, as well as served as Global Internal Audit Manager, Divisional Controller and Regional Controller of the company, in addition to having been Vice President of Finance at a private equity portfolio company. Prior to joining Graco in 2008, Mr. Knutson worked at PricewaterhouseCoopers LLP for seven years within their audit practice. Mr. Knutson holds Bachelor of Accountancy and Bachelor of Business Administration degrees from the University of North Dakota and non-active CPA licenses in the States of Minnesota and North Dakota.

“Both of these leaders have demonstrated strong performance in a variety of roles at Graco, and they bring a wealth of understanding and experience to their new positions,” said Mark Sheahan, Graco’s President and Chief Executive Office. “I am confident about their ability to help us drive growth and further enhance the strategies of our global organization.”

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ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Media Contact:
Ali Buckneberg
612-244-3447
Ali.Buckneberg@wordsatwork.com